As filed with the Securities and Exchange Commission on June 18, 2012

Registration Statement No. 333-167765

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-167765

UNDER THE SECURITIES ACT OF 1933

DREAMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0368170

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Two South University Drive, Suite 325 Plantation, Florida 33324 (954) 377-0002	Dreams, Inc. Two South University Drive, Suite 325 Plantation, Florida 33324 (954) 377-0002

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Richard B. Aldridge

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those shares of Common Stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐         .

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Dreams, Inc., a Utah corporation (the “Company”), removes from registration all securities registered but remaining unsold under the Registration Statement (the “Registration Statement”) on Form S-3 (No. 333-167765), pertaining to the registration of 1,428,570 shares of the Company’s common stock, no par value (“Common Stock”), which was originally filed with the U.S. Securities and Exchange Commission on June 25, 2010 and amended on July 8, 2010.

On April 13, 2012, the Company entered into an Amended and Restated Agreement and Plan of Merger with Fanatics, Inc. a Delaware corporation (“Parent”), and Sweet Tooth Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger was effective as of 4:01 p.m. on June 6, 2012 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware and Articles of Merger filed with the Division of Corporations and Commercial Code of the State of Utah.

At the Effective Time, each outstanding share of Common Stock (other than shares owned by the Company or its subsidiaries, Parent or Merger Sub) was automatically converted into the right to receive $3.45 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Plantation, Florida, on June 18, 2012.

DREAMS, INC.

By:	/s/ ROSS TANNENBAUM
Name: Ross Tannenbaum Title: President & CEO

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALAN TRAGER Alan Trager	Director	June 18, 2012

/S/ THOMAS BAUMLIN Thomas Baumlin	Director	June 18, 2012

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